Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2006, relating to the consolidated balance sheet of Cogdell Spencer, Inc. and subsidiaries as of December 31, 2005 and the combined balance sheet of Cogdell Spencer, Inc. Predecessor, as defined in note 1 to the consolidated and combined financial statements, as of December 31, 2004, and related consolidated statements of operations, stockholders’ equity, and cash flows of Cogdell Spencer, Inc. and subsidiaries for the period from November 1, 2005 (commencement of operations) through December 31, 2005, the related combined statements of operations, owners’ deficit and cash flows of Cogdell Spencer, Inc. Predecessor for the period from January 1, 2005 through October 31, 2005 and for the years ended December 31, 2004 and 2003, and the financial statement schedule, appearing in the Annual Report on Form 10-K of Cogdell Spencer, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/  Deloitte & Touche LLP
Charlotte, North Carolina
November 3, 2006